UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 07, 2023

Alight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39299	86-1849232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Overlook Point
Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (224) 737-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ALIT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Siobhan Nolan Mangini to the Board of Directors

On December 7, 2023, the Board of Directors (the “Board”) of Alight, Inc. (the “Company”) appointed Siobhan Nolan Mangini to the Board, effective as of January 1, 2024. Ms. Nolan Mangini will serve as a Class III director with a term expiring at the Company’s 2024 annual meeting and is expected to be nominated for reelection at the 2024 annual meeting. Ms. Nolan Mangini is expected to be appointed to the Audit Committee.

The Board determined that Ms. Nolan Mangini is an independent director in accordance with the New York Stock Exchange (“NYSE”) listing standards and the Company’s independence guidelines, as set forth in the Company’s Corporate Governance Guidelines.

Ms. Nolan Mangini will participate in the compensation program for independent directors as described under “Director Compensation” in the Company’s 2023 Notice of Annual Meeting and Proxy Statement, which was filed with the SEC on April 5, 2023 and which description is incorporated by reference herein.

Ms. Nolan Mangini has no family relationship with any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Nolan Mangini and any other person pursuant to which she was selected as a director.

The Company’s press release announcing Ms. Nolan Mangini’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. References to Internet websites and social media sites in the press release are provided for convenience only. Information available through those websites and social media sites is not incorporated by reference into this Form 8-K.

Resignations and Reappointments of Directors due to Reclassification

In accordance with Section 304 of the NYSE Listed Company Manual, which requires that the classes of directors of listed companies be of approximately equal size and tenure, the Board determined to rebalance the members of the Board equally among its three classes by: (i) accepting the resignations of Kausik Rajgopal as a Class II director and Denise Williams as a Class I director, in each case effective as of January 1, 2024, and (ii) simultaneously reappointing Kausik Rajgopal as a Class I director with a term expiring at the Company’s 2025 annual meeting and Denise Williams as a Class III director with a term expiring at the Company’s 2024 annual meeting, effective immediately following the effectiveness of their respective resignations. There are no changes to the committee assignments or compensation as a non-employee director for either Mr. Rajgopal or Ms. Williams as a result of their resignation and simultaneous reappointment. The resignation and reappointment of each of Mr. Rajgopal and Ms. Williams are effected solely for the purpose of reclassifying the members of the Board into three classes of as equal size as possible, and for all other purposes, Mr. Rajgopal’s and Ms. Williams’ service on the Board is deemed to have continued uninterrupted.

Prior to the appointment of Ms. Nolan Mangini and the resignations and simultaneous reappointments of Mr. Rajgopal and Ms. Williams, the Board comprised three Class I directors, four Class II directors and one Class III director. Following such actions, the Board composition will be as follows effective as of January 1, 2024:

Class I: Erika Meinhardt, Regina M. Paolillo, and Kausik Rajgopal

Class II: Daniel S. Henson, Richard N. Massey, and Stephan D. Scholl

Class III: William P. Foley, II, Siobhan Nolan Mangini, and Denise Williams

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Alight, Inc. dated December 11, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alight, Inc.

Date:	December 11, 2023	By:	/s/ Martin Felli
Martin Felli, Chief Legal Officer and Corporate Secretary